SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549
                                _________

                                FORM 8-K

                             CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of the

                     Securities Exchange Act of 1934


                    Date of Report:  August 13, 1996
                    (Date of earliest event reported)


                      D E E R E   &   C O M P A N Y
           (Exact name of registrant as specified in charter)

                                DELAWARE
             (State or other jurisdiction of incorporation)

                                 1-4121
                        (Commission File Number)

                               36-2382580
                    (IRS Employer Identification No.)

                             John Deere Road
                         Moline, Illinois  61265
          (Address of principal executive offices and zip code)

                              (309)765-8000
          (Registrant`s telephone number, including area code)
                 _______________________________________

                           Page 1 of 10 pages.
                   The Exhibit Index appears at Page 4.



 Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

 (c)  Exhibits

     (99) Press release and additional information of Deere &
          Company.

 Signatures

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                              DEERE & COMPANY



                               By    /s/ Frank S. Cottrell

                                   Frank S. Cottrell, Secretary



 Dated:  August 13, 1996

                             EXHIBIT INDEX



                                             Sequential Page
 Number and Description of Exhibit                Number


 (99) Press release and additional information                   5

                                                  EXHIBIT 99

                               Contact:  Robert J. Combs
                                        Deere & Company
                                        Moline, IL 61265
                                        (309)765-5014

DEERE & COMPANY THIRD QUARTER EARNINGS

FOR IMMEDIATE RELEASE (13 August 1996)

     MOLINE, ILLINOIS -- Deere & Company today reported record third quarter worldwide net income of $204.4 million or $.79 per share for the quarter ended July 31, an increase of 13 percent compared with 1995 third quarter net income of $180.1 million or $.69 per share. Year-to-date net income totaled $643.4 million or $2.46 per share compared with $555.5 million or $2.14 per share for the first nine months of 1995.
     Deere & Company Chairman and Chief Executive Officer Hans W. Becherer said, "Both the third quarter and nine month results represent new company earnings records. The company's operating margins remain strong as continuous improvement and quality initiatives are having a positive impact in all areas of our business."
     Worldwide net sales and revenues increased nine percent to $2.905 billion in the third quarter and 10 percent to $8.311 billion for the first nine months of 1996 compared with $2.673 billion and $7.572 billion, respectively, last year. Net sales to dealers of agricultural, industrial, and commercial and consumer (formerly known as lawn and grounds care) equipment were $2.516 billion in the third quarter and $7.152 billion year-to-date this year compared with $2.304 billion and $6.488 billion, respectively, last year. Export sales from the United States totaled $1.219 billion for the first nine months, a gain of 21 percent over last year's export sales of $1.009 billion. Overseas sales for the past nine months continued to increase, rising by 30 percent compared with a year ago and are expected to exceed $2.5 billion for the year for the first time in the company's history. Overseas sales for the quarter included $95 million of combine sales to Ukraine, the first phase of a $187 million contract. Overall, the company's worldwide physical volume of sales increased eight percent for the quarter and year-to-date compared with last year, reflecting the increased worldwide demand for the company's products.
         The company's worldwide equipment operations, which exclude the financial services subsidiaries and unconsolidated affiliates, had net income of $153.1 million in the third quarter and $486.6 million year-to-date in 1996 compared with $135.3 million and $422.7 million, respectively, last year. Worldwide agricultural equipment operating profits were higher compared with last year for both the quarter and year-to-date, primarily due to increased production and sales volumes. Industrial equipment operating profits were lower in both the quarter and the first nine months compared with last year, reflecting increased new engine development expenses, coupled with a slightly less favorable product mix. However, retail sales of industrial equipment remained at strong levels in both periods. Worldwide commercial and consumer equipment operating profits were lower for both the quarter and year-to-date, reflecting slightly lower third quarter sales volume, coupled with higher sales incentives. Unusual weather conditions in several areas of North America have caused commercial and consumer equipment industry sales to decline substantially in some markets during much of 1996. Additionally, higher expenditures for various ongoing growth initiatives continued to impact the short-term profitability of the division. Overseas results continued to strengthen, reflecting higher volumes, continued cost improvements and a favorable sales mix.
         Net income of the financial services subsidiaries was $48.1 million for the quarter and $149.2 million year-to-date compared with $40.4 million and $125.6 million, respectively, last year. Third quarter and year-to-date net income of the credit operations was $35.3 million and $109.7 million, respectively, compared with $28.1 million and $92.2 million last year. This increase in income resulted primarily from a larger average portfolio financed. Net income of the insurance operations was $8.0 million for the quarter and $26.3 million year-to-date this year compared to $8.7 million and $21.1 million, respectively, last year, reflecting improved underwriting results. Third quarter earnings last year were slightly higher as a result of unusually high investment income caused by rebalancing the investment portfolio following the sale of the division's life insurance subsidiary. Net income of the health care operations increased for the quarter and year-to-date compared with last year due to the continued profitable growth of these operations.

Outlook
         "The current level of both North American and overseas agricultural equipment retail sales in the first nine months of
1996 continues to provide a solid base for operations," Becherer said.  "Growing worldwide demand for agricultural commodities coupled with the existing low levels of world grain stocks have resulted in strong prices for grains and oilseeds. Additionally, the new 'freedom to farm' bill has further strengthened U.S. farm income by establishing substantial transition payments to participating farmers while reducing restrictions on farm acreage utilization. Export markets for agricultural commodities remain strong despite substantially higher prices and a strengthening dollar. Based on these factors, continued farmer confidence should promote strong market conditions, resulting in healthy levels of worldwide retail demand for both new and used agricultural equipment.  In the United States, overall farmers' confidence continues to remain high despite a variety of regional conditions that include late plantings and ongoing dry weather conditions in certain areas of the country.
              "Erratic weather conditions throughout much of the United States have reduced the overall industry sales of commercial and consumer equipment," Becherer said. "However, retail demand for
Deere equipment has stabilized at relatively good and sustainable levels, primarily as a result of our strong dealer network, initial growth from our new Sabre-branded product line and
effectively targeted sales promotions.  Additionally, industry demand for industrial equipment remained strong during the third quarter, and is expected to continue at current levels based primarily on expectations of a high level of new housing starts and stable interest rates," Becherer said.
         "As a result of this outlook, the company's worldwide physical volume of sales to dealers is projected to increase by approximately seven percent for the year compared with 1995,"
Becherer said. "Overall, the outlook for our businesses is very positive. The company's operating margins are benefiting from our continuous improvement and quality initiatives. We also are aggressively investing in new growth opportunities throughout our worldwide operations which should promote further profitable growth in future years. Based on these initiatives, coupled with the favorable market outlook expected for our products, we continue to maintain positive expectations for 1996 and going forward."
                                   # # #

John Deere Capital Corporation
         The following is disclosed on behalf of the company's United States credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements of programs providing for the issuance of debt securities:
         John Deere Capital Corporation's net income was $32.3 million in the third quarter and $102.5 million year-to-date in 1996 compared with $26.3 and $87.0 million, respectively, in the same periods last year. Net income for the quarter and year-to-date were favorably affected by a larger average portfolio financed.
The average balance of credit receivables and leases financed was
24 percent higher in the third quarter and 21 percent higher in the first nine months of 1996 compared with the same periods last year.
         Credit receivable and lease acquisitions increased 22 percent during both the third quarter and year-to-date compared with a year ago. Acquisitions of John Deere equipment notes were 11 percent higher in the current year, primarily due to increased retail sales of John Deere equipment. Acquisitions of retail notes, revolving charge accounts, leases and wholesale receivables all increased during the nine months compared with last year.  Year-to-date retail notes acquired totaled $2.231 billion, a 10 percent increase over 1995 acquisitions.
         Net receivables and leases financed by John Deere Capital Corporation were $5.297 billion at July 31, 1996 compared with
$4.341 billion one year ago. The increase resulted from credit acquisitions exceeding collections during the last 12 months, partially offset by a retail note sale during the same period. Net credit receivables and leases administered, which include receivables previously securitized and sold, totaled $6.411 billion at July 31, 1996 compared with $5.668 billion at July 31, 1995.
                                   # # #

Safe Harbor Statement
         Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements under the "Outlook" heading that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially. The company's businesses include equipment operations (agricultural, industrial and commercial and consumer) and financial services (credit, insurance and health care). Forward-looking statements relating to these businesses involve certain factors that are subject to change, including: the many interrelated factors that affect farmers' confidence, including worldwide demand for agricultural products, world grain stocks, commodities prices, weather, animal diseases, crop pests, harvest yields, real estate values and government farm programs; general economic conditions and housing starts; legislation, primarily legislation relating to agriculture, the environment, commerce and infrastructure; actions of competitors in the various industries in which the company competes; production difficulties, including capacity and supply constraints; labor relations; interest and currency exchange rates; accounting standards; and other risks and uncertainties. Further information concerning the company and its businesses, including factors that potentially could materially affect the company's financial results, is contained in the
company's filings with the Securities and Exchange Commission, including the most recent quarterly reports on Form 10-Q.
                                   # # #

The attached data accompany this press release

                      Third Quarter 1996 Press Release

Net sales and revenues:
(millions of dollars)
                          Three Months Ended   Nine Months Ended
                               July 31              July 31
                                        %                    %
                          1996   1995 Change   1996   1995 Change

Net sales:
  Agricultural equipment  1,612  1,365  +18    4,437  3,821  +16
  Industrial equipment      496    504  - 2    1,454  1,412  + 3
  Commercial and
    consumer equipment      408    435  - 6    1,261  1,255
      Total net sales     2,516  2,304  + 9    7,152  6,488  +10
Financial Services
  revenues                  352    338  + 4    1,059  1,000  + 6
Other revenues               37     31  +19      100     84  +19
    Total net sales
      and revenues        2,905  2,673  + 9    8,311  7,572  +10

United States and Canada:
  Equipment net sales     1,691  1,661  + 2    5,050  4,868  + 4
  Financial Services
    revenues                352    338  + 4    1,059  1,000  + 6
      Total               2,043  1,999  + 2    6,109  5,868  + 4
Overseas net sales          825    643  +28    2,102  1,620  +30
Other revenues               37     31  +19      100     84  +19
    Total net sales
      and revenues        2,905  2,673  + 9    8,311  7,572  +10


Selected balance sheet data:
(millions of dollars)
                                  July 31     October 31    July 31
                                    1996         1995         1995
Equipment Operations:
  Dealer accounts and notes
    receivable - net                3,504        3,260        3,447
  Inventories                         941          721          920

Financial Services:
  Credit receivables and leases
    financed - net                  5,926        5,366        4,913
  Credit receivables and leases
    administered - net              7,119        6,666        6,240
  Insurance companies' assets       1,068        1,127        1,122
  Health care companies' assets       226          237          230

Average shares outstanding    261,340,899  260,494,446  260,096,913